Exhibit 23.3

CONSENT OF Independent REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Delwinds Insurance Acquisition Corp. of our report dated April 8, 2022, with respect to our audit of FOXO Technologies Inc.'s financial statements as of and for the year ended December 31, 2020, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ UHY LLP

West Des Moines, Iowa

April 8, 2022